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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24789) pertaining to the 1994 Incentive and Non-Statutory Stock Option Plan, the 1995 Stock Plan and the Employee Stock Purchase Plan of First Virtual Holdings Incorporated and in the Registration Statement (Form S-3 No. 333-42855) of First Virtual Holdings Incorporated and the related Prospectus of our report dated January 16, 1998, except for the first paragraph of Note 6 and
Note 10, for which the date is March 20, 1998, with respect to the financial statements included in the Annual Report (Form 10-K) for the year ended December 31, 1997.





                                           ERNST & YOUNG LLP

San Diego, California
March 26, 1998